Exhibit 99.1

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2014

($ in 000’s, except share and per share data)

	Health Insurance Innovations, Inc. Historical	Health Pocket, Inc. Historical (through July 14, 2014)	Pro Forma Adjustments		Pro Forma Combined

Revenues (consolidated premium equivalents of $110,375 and pro forma premium equivalents of $111,083, respectively, for the nine months ended September 30, 2014)	$62,228	$863	$(155	) (a)	$62,936
Cost of revenues	(397)	(134)	—		(531)

Gross margin	61,831	729	(155)		62,405

Operating expenses:
Third-party commissions	30,577	—	—		30,577
Credit cards and ACH fees	1,367	—	—		1,367
Selling, general and administrative	27,478	1,122	(155	) (a)	28,445
			723	(b)	723
			(520	) (c)	(520)
Depreciation and amortization	1,723	3	918	(d)	2,644
			404	(e)	404

Total operating expenses	61,145	1,125	1,370		63,640

Loss from operations	686	(396)	(1,525)		(1,235)

Other expense (income):
Interest (income) expense	(17)	48	(48	) (f)	(17)
Other expense	957	—	—		957

Net loss before income taxes	(254)	(444)	(1,477)		(2,175)
Provision from income taxes	(205)	—	(1,550	) (g)	(1,755)

Net income (loss)	(49)	(444)	73		(420)
Net income (loss) attributable to noncontrolling interests	364	—	(56	) (h)	308

Net income (loss) attributable to Health Insurance Innovations, Inc.	$(413)	$(444)	$129		$(728)

Per share data:
Net income (loss) per share attributable to Health Insurance Innovations, Inc.
Basic	$(0.07)				$(0.13)

Diluted	$(0.07)				$(0.13)

Weighted average Class A shares outstanding
Basic	5,538,422				5,538,422
Diluted	5,538,422				5,538,422

(a)	To eliminate revenues and costs incurred in transactions between HII and HealthPocket.
(b)	To record stock compensation expense that would have incurred from the employees of HealthPocket.
(c)	To adjust for acquisition-related expenses incurred during the nine months ended September 30, 2014.
(d)	To record amortization expense on acquired intangible assets.
(e)	To record compensation expense that would have been paid to Telkamp and Wang pursuant to employment agreements entered into with HII.
(f)	To adjust for interest expense incurred during the nine months ended September 30, 2014.
(g)	To record the income tax effect on the pro forma earnings before income taxes. The Pro forma adjustment for income tax reflects an effective tax rate of 80.7% for the nine months ended September 30, 2014.
(h)	To adjust for the effects of the pro forma adjustments described herein on the allocation of net loss to noncontrolling interests.